SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 19, 2009

SAKS INCORPORATED

(Exact name of registrant as specified in its charter)

TENNESSEE	1-13113	62-0331040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12 East 49th Street New York, New York	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 940-5305

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 15, 2003, Saks Incorporated (the “Company”) and McRae’s, Inc., entered into a program agreement (“Program Agreement”) with Household Bank (SB), N.A. now known as HSBC Bank Nevada, N.A., (“HSBC”), pursuant to which HSBC owns and issues, to our customers, proprietary credit cards. Under the terms of the Program Agreement, HSBC assumes substantially all risks while sharing with us certain revenue generated by interest and fees on the portfolio. We and HSBC have entered into several amendments to the Program Agreement since 2003.

On October 19, 2009, we and HSBC entered into a Fifth Amendment to the Program Agreement (the “Fifth Amendment”), in response to macroeconomic conditions and portfolio performance, which provides for certain changes to the allocation of risk and revenue sharing between the Parties (as defined in the Fifth Amendment). The Fifth Amendment, which becomes effective February 1, 2010, provides for HSBC to share certain credit losses with us on the card portfolio. The Fifth Amendment also provides to us increased revenue sharing. Although the overall positive or negative impact associated with the changes in the Fifth Amendment is uncertain, the payments we would owe that are associated with these changes are capped annually, and decline year over year. Based on current micro and macro trends, it is management’s estimation that aggregate payments to HSBC that are associated with the Fifth Amendment changes will be in the $10 million to $15 million range over the term of the Program Agreement, which expires by its terms in April 2013, with an aggregate cap at $34 million over the term of the Program Agreement.

The foregoing description of the Fifth Amendment does not purport to be complete and is qualified in its entirety by reference to the Fifth Amendment, which is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description of Document
99.1	Fifth Amendment to the Program Agreement, dated as of October 19, 2009, among Saks Incorporated, Jackson Office Properties, Inc., and HSBC Bank Nevada, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAKS INCORPORATED

Date: October 20, 2009	/s/ ANN ROBERTSON
Ann Robertson Vice President and Associate General Counsel

EXHIBIT INDEX

Exhibit Number	Exhibit Description
99.1	Fifth Amendment to the Program Agreement, dated as of October 19, 2009, among Saks Incorporated, Jackson Office Properties, Inc., and HSBC Bank Nevada, N.A.